UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2019 (January 7, 2019)

CAPITAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-38671	52-2083046
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

2275 Research Boulevard, Suite 600, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (301) 468-8848

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                     Emerging growth company        ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                     ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 7, 2019, Capital Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Capital Bank, N.A. (the “Bank”), entered into an employment agreement, effective as of January 1, 2019 (the “Employment Agreement”), with Edward F. Barry, Chief Executive Officer of the Company and the Bank. The Employment Agreement replaces the prior employment agreement between the Bank and Mr. Barry, dated as of June 1, 2016, which expired on December 31, 2018.
The Employment Agreement provides for an initial term of three years ending on December 31, 2021, subject to automatic renewals for an additional year each year thereafter, unless any party provides written notice of non-renewal at least six months in advance of the anniversary date (December 31st of each year beginning in 2021). Pursuant to the Employment Agreement, Mr. Barry is entitled to an annual base salary of $500,000 during the initial term. Following the initial term, Mr. Barry’s base salary will be subject to an annual review by the Compensation Committee of the Company’s Board of Directors (the “Board”) for a possible increase, but not a decrease. The Employment Agreement further provides that Mr. Barry is (i) eligible to receive annual incentive compensation up to an additional 120% of his base salary, which incentive compensation shall be paid one-half in stock and one-half in cash, subject to annual review by the Board, and (ii) an incentive stock option award of 20,000 shares of the Company’s common stock on each of January 1, 2019, January 1, 2020 and January 1, 2021. The stock option awards shall vest ratably in four equal annual installments on January 1st each year after the grant date (provided 100% shall vest upon a change in control, as defined in his Employment Agreement). Mr. Barry is also eligible to receive benefits under any employee benefit plans made available by the Company or the Bank to senior executives including, but not limited to, retirement plans, supplemental retirement plans, medical, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Company or the Bank in the future to senior executives. Mr. Barry also received a $1,500,000 term life insurance policy payable to his designated beneficiaries on death and a $500 per month car allowance.
Mr. Barry is entitled to certain severance benefits upon the occurrence of an event of termination without cause or if Mr. Barry resigns for good reason, in each case as defined in the Employment Agreement. Following an event of termination without cause or a resignation for good reason, the Bank shall pay Mr. Barry as severance 18 months of continued base salary. If the date of termination is more than six months into the calendar year, Mr. Barry shall be paid a pro-rated incentive payment for that portion of the calendar year worked, if an incentive payment is earned for that year, payable at the usual time the incentive payment is paid, and subject to the discretion of the Board. Additionally, the Bank will continue to cover Mr. Barry under its medical coverage, or under appropriate substitute individual coverages, which shall cease upon the earlier of 18 months or the date on which he becomes a full-time employee of another employer that provides substantially similar medical coverage. If the Bank cannot continue to cover Mr. Barry under its existing medical plan, the Bank will pay him a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.
Upon an event of termination within one year following a change in control of the Company during the term of the Employment Agreement, the arrangements described above will apply, except that the continuation of Mr. Barry’s base salary, at the rate in effect on the effective date of termination, shall be for a period of 30 months.
The payment of all such severance amounts and benefits is contingent upon Mr. Barry’s timely execution, and non-revocation of, a severance and release agreement in a form provided by the Company and the Bank, and the continued observance of all post-termination obligations contained in the Employment Agreement.
The foregoing description of Mr. Barry’s Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01    Financial Statements and Exhibits

10.1	Employment Agreement, effective January 1, 2019, by and among Capital Bancorp, Inc., Capital Bank, N.A. and Edward F. Barry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL BANCORP, INC.

Dated: January 10, 2019	By:	/s/ Edward F. Barry
Edward F. Barry Chief Executive Officer

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